Exhibit 10.5

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made as of May 1, 2005 by and between Briggs & Stratton Corporation, a Wisconsin corporation having its principal business office at 12301 West Wirth Street, Wauwatosa, Wisconsin 53222 (the “Company”), and Stephen H. Rugg (the “Consultant”).

WHEREAS the Consultant has notified the Company that he plans to retire from the Company effective May 15, 2005, and the parties mutually desire that the Consultant be retained by the Company after his retirement to provide certain consulting services in accordance with the provisions of this Agreement,

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties agree as follows:

1. Scope of Work. The Consultant is hereby retained by the Company for the period from May 16, 2005 through May 15, 2007 to advise and act as a consultant to the Company in connection with the following activities, when and as requested by the Company’s Senior Vice President – Administration, Senior Vice President and President – Briggs & Stratton Power Products Group, LLC, and Vice President – Sales & Marketing:

(a)	Provide advice to management relating to the Company’s current and future business relationships with original equipment manufacturers and retailers of outdoor power equipment worldwide.

(b)	Provide advice to management relating to implementation and optimization of the Company’s strategic plan and pricing strategy as they affect original equipment manufacturers and retailers of outdoor power equipment worldwide.

(c)	Assist management in training employees of the Company who are engaged in the sales and marketing functions.

(d)	At management’s request, communicate with designated customers of the Company and provide other services as assigned.

2. Compensation. The Company shall pay the Consultant in consideration of this retainer and for services performed hereunder at a rate of $25,000 per month from May 16, 2005 through May 15, 2006 and $16,667 per month from May 16, 2006 through May 15, 2007, plus reasonable travel and living expenses payable at the end of each month. The Consultant will submit invoices to the Company monthly stating the specific dates on which he incurred such expenses with appropriate documentation of the amount of such expenses.

3. Standard of Performance. Consultant shall perform the services hereunder in compliance with applicable law and with the same degree of skill and care he observed in working as an employee of the Company. All such services shall reflect his best professional knowledge, skill and judgment.

4. Information Rights and Non-Disclosure. The Company shall have full and unrestricted rights to use and publish any information provided by the Consultant in performing services under this Agreement. Except with the prior written approval of an authorized representative of the Company, the Consultant will not, either during the term of this Agreement or thereafter, publish, disclose or otherwise make known any information concerning the Company, its business plans, or its relationships with customers which the Consultant becomes aware of in the course of his work under this Agreement.

5. Records. The Consultant will keep such written records and make such reports as may be requested by the Company. The Consultant will deliver to the Company, at its request, all such records, together with any written material which may have been furnished to him by the Company in connection with this Agreement, and thereafter he will make no further use or utilization of any such material and information without the prior written consent of the Company.

6. Other Obligations. The Consultant agrees that in performing services under this Agreement he will comply with all applicable Company policies concerning business practices. The Consultant further agrees that, during the term of Agreement and for two years after its expiration, he will not accept employment with, provide services to, or otherwise engage in any work or business activity for any company that is a competitor or direct or indirect customer of the Company insofar as such employment, service, work or business may involve or be closely related to the services provided by the Consultant under this Agreement, or where any third party which competes with the Company in the field of this Agreement might be benefited by the services rendered or information gained by the Consultant under this Agreement.

7. Contractor Status. In furnishing services pursuant to this Agreement, the Consultant will at all times be acting as an independent contractor. The methods and means of performance of all tasks assigned to the Consultant under this Agreement will be entirely at his discretion. Consultant will not be an employee of the Company and will not by reason of this Agreement or his services be entitled to participate in or to receive any benefit or right under any of the Company’s employee benefit or welfare plans, including without limitation Company employee insurance, pension, savings and stock bonus plans.

8. Termination. This Agreement may be terminated by mutual agreement of the parties in writing or unilaterally by one party if the other party materially breaches any of its obligations under this Agreement, provided that the obligations of the Consultant under Sections 4, 5 and 6 above shall survive and not be affected by any termination of this Agreement. Upon termination, the Consultant will be paid for services rendered and reimbursable expenses incurred up to the date of such termination and not thereafter. Payment upon termination will be accepted by the Consultant in full satisfaction of all claims and demands against the Company in connection with this Agreement.

9. Complete Agreement. This Agreement is the entire and only agreement between the parties with respect to the subject matter, except for the provisions of Consultant’s employment agreement with the Company that are applicable after his retirement. All services performed by the Consultant for the Company while this Agreement is in effect shall be subject to its provisions. All prior and collateral understandings, agreements and promises with respect thereto are merged herein. This Agreement may not be modified, waived, or extended unless in writing signed by the party sought to be bound thereby.

10. Dispute Resolution. (i) Any dispute, controversy or claim arising out of or relating to this Agreement or any term or provision of this Agreement, including without limitation any claims of breach, termination or invalidity thereof, (ii) any matter subject to arbitration under any provision of this Agreement, and (iii) any other matter which the parties agree to submit to arbitration shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Such arbitration proceedings shall be held in Milwaukee, Wisconsin.

Notwithstanding the foregoing, the Company at all times shall have the right to bring an action to enforce the covenants and seek the remedies set forth in Sections 4, 5 and 6 of this Agreement through the courts as it deems necessary or desirable in order to protect its proprietary and other confidential information or to prevent the occurrence of any event which the Company believes will cause it to suffer immediate and irreparable harm or damage. The parties agree that any such action may be brought in a state or federal court located within Milwaukee, Wisconsin. The parties waive any and all objections to jurisdiction or venue.

In the event that the Consultant or the Company is required to bring an arbitration proceeding or any legal action to enforce the terms of this Agreement, the prevailing party shall, in addition to any other remedies available to it, be entitled to recover its reasonable attorneys’ fees and costs from the losing party.

11. Applicable Law. This Agreement shall be governed by the laws of the State of Wisconsin.

IN WITNESS WHEREOF, the Company and the Consultant have signed this Agreement as of the date first above written.

STEPHEN H. RUGG	BRIGGS & STRATTON CORPORATION

/s/ Stephen H. Rugg	By:	/s/ John S. Sheily
Stephen H. Rugg		John S. Shiely Chairman, President & CEO